Pursuant to Rule 424(b)
Registration No. 333-124903

PROSPECTUS SUPPLEMENT NO. 8
(to Prospectus dated April 20, 2006)

02 SECURE WIRELESS, INC.
9,599,783 Shares of Common Stock

This Prospectus Supplement No. 8 should be read in conjunction with the prospectus dated April 20, 2006 relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 9,599,783 shares of the common stock of O2 Secure Wireless, Inc., our Prospectus Supplement No. 1 dated May 17, 2006, our Prospectus Supplement No. 2 dated August 21, 2006, our Prospectus Supplement No. 3 dated September 18, 2006, our Prospectus Supplement No. 4 dated February 15, 2007, our Prospectus Supplement No. 5 dated February 15, 2007, our Prospectus Supplement No. 6 dated March 2, 2007 and our Prospectus Supplement No. 7 dated July 17, 2007.  We will not receive any of the proceeds from the sale of the common stock covered by the Prospectus.

On July 16, 2007, we filed with the U.S. Securities and Exchange Commission our current report on the attached Form 8-K.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 8 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 8 supersedes the information contained in the Prospectus.

INVESTING IN OUR COMMON STOCK IS SPECULATIVE AND INVOLVES RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS DATED APRIL 20, 2006, TOGETHER WITH ANY ADDITIONAL OR MODIFIED RISK FACTORS CONTAINED IN SUPPLEMENTS TO SUCH PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 6.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS SUPPLEMENT NO.  IS JULY 17, 2007.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2007

02 SECURE WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Georgia	001-32882	45-0526044
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer Identification
incorporation)		Number)

4898 S. Old Peachtree Road, Ste. 150
Norcross, Georgia 30071
(Address of principal executive offices) (Zip Code)

(678) 942-0684
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective July 15, 2007, T. Scott Conley resigned as Chairman, President, and Chief Executive Officer of 02 Secure Wireless, Inc. (the “Company”) in order to pursue another employment opportunity.  There were no disagreements between Mr. Conley and the Company relating to the Company’s operations, policies or practices.

On July 15, 2007, the Company appointed Mr. Craig C. Sellars as the new President and Chief Executive Officer of the Company.  The Company has not entered into any contracts or agreements with Mr. Sellars as of the date of this filing.  There are no transactions between the Company and Mr. Sellars required to be reported hereunder.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a)           Financial Statements of Businesses Acquired: Not applicable.

(b)           Pro Forma Financial Information: Not applicable.

(c)           Exhibits: Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

02 SECURE WIRELESS, INC.

/s/ Craig C. Sellars

Date: July 16, 2007	Craig C. Sellars, Chief Executive Officer